EXHIBIT 10.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE is made as of the 4th day of February, 2005, by and between JAMES S. LINDSEY, a resident of the State of California (“Lessor”), and ALIGN TECHNOLOGY, INC., a Delaware corporation (“Lessee”), with reference to the following facts and objectives:

A. Lessor and Lessee entered that certain Standard Industrial/Commercial Multi-Tenant Lease-Modified Net and Addendum thereto (collectively, the “Lease”) both dated March 9, 2004 with respect to approximately 34,296 square feet of space (commonly known as 831 Martin Avenue) within the building (the “Building”) located at 801-851 Martin Avenue in the City of Santa Clara, County of Santa Clara, State of California.

B. Lessor and Lessee mutually desire to extend the Original Term of the Lease and otherwise modify the terms and conditions of the Lease as provided in this First Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Original Term is hereby extended for a period of five (5) additional years. The Expiration Date shall therefore be June 30, 2010.

2. Lessee shall pay to Lessor, for each calendar month from July 1, 2005, through June 30, 2010, monthly Base Rent as shown below, in advance, on the first day of each calendar month, without prior notice or demand:

Month	Base Rent per month
July 1, 2005 thru June 1, 2006	$17,148.00
July 1, 2006 thru June 1, 2007	$17,662.44
July 1, 2007 thru June 1, 2008	$18,192.31
July 1, 2008 thru June 1, 2009	$18,738.08
July 1, 2009 thru June 1, 2010	$19,300.23

3. As of the 851 Commencement Date (as hereinafter defined), Lessor hereby leases to Lessee the approximately 15,704-square foot space in the Building commonly known as 851 Martin Avenue (the “851 Space”) on the following terms and conditions:

(a) Lessor represents that (i) the 851 Space is currently leased to SABA, Inc. (“SABA”) on a month-to-month basis, and (ii) SABA has no option to extend the term of its current lease (the “SABA Lease”).

(b) The term of Lessee’s lease of the 851 Space shall not commence until such date (the “851 Commencement Date”, which date shall be deemed to be the “Commencement Date” under the Lease with respect to the 851 Space) that both of the following shall have occurred: (i) the SABA Lease shall in fact have terminated, and (ii) Lessor shall have tendered to Lessee possession of the 851 Space with all damage caused by SABA repaired. The 851 Space shall otherwise be in substantially the same condition as exists as of the date hereof, except as otherwise provided in this First Amendment.

(c) Lessee’s lease of the 851 Space shall be on the same terms and conditions as the Lease, except as otherwise provided herein. Accordingly, as of the 851 Commencement Date, the Premises described in the Lease shall be expanded to include the 851 Space, and the following additional terms and conditions shall apply:

(i) Notwithstanding Section 2 above, from and after the 851 Commencement Date, monthly Base Rent under the Lease shall equal the following amounts:

Month	Base Rent per month
July 1, 2005 thru June 1, 2006	$25,000.00
July 1, 2006 thru June 1, 2007	$25,750.00
July 1, 2007 thru June 1, 2008	$26,522.50
July 1, 2008 thru June 1, 2009	$27,318.18
July 1, 2009 thru June 1, 2010	$28,137.72

(ii) Lessee’s Share of Common Area Operating Expenses shall equal 49.8% with respect to expenses applicable only to the Building and 31.99% with respect to expenses applicable to the project of which the Building is a part.

(iii) Lessee shall have the use of two hundred (200) Unreserved Parking Spaces with respect to the Premises, as expanded to include the 851 Space.

(iv) The option to renew under Paragraph 71 of the Lease shall apply to the entire Premises, as expanded to include the 851 Space.

(d) Lessor shall use reasonable efforts to cause the 851 Commencement Date to occur on June 1, 2005. Lessor shall, therefore, take all necessary steps to cause the SABA Lease to terminate, and SABA to vacate the 851 Space, no later than May 31, 2005. If for any reason SABA has failed to vacate the 851 Space by May 31, 2005, Lessor shall further use reasonable efforts to cause SABA to vacate the 851 Space as soon thereafter as possible, including, without limitation, the prompt and diligent prosecution of unlawful detainer proceedings to evict SABA from the 851 Space.

4. On or before September 30, 2005, Lessor shall, at Lessor’s sole cost and expense, replace the entire roof of the Building with a new roof substantially similar to the current roof of the building located at 881 Martin Avenue.

5. Notwithstanding Paragraph 7.4 or any other term or condition of the Lease, Lessee shall have the right, but not the obligation, to remove the chain-link product cage in the warehouse area of the Premises and/or the raised floor in the computer room of the Premises, and Lessee shall have no obligation to restore any of such removed improvements.

6. Paragraph 8.6 is hereby amended by deleting the phrase “Without affecting any other rights or remedies” and substituting the phrase “Notwithstanding anything in this Lease to the contrary” in lieu thereof.

7. Lessor agrees to grant Lessee, at Lessee’s expense, the right to make such non-structural alterations to the Premises as are necessary for the conduct of Lessee’s business. Prior to the commencement of any work, written consent from Lessor must be obtained, but Lessor agrees not to unreasonably withhold such consent.

8. Lessor acknowledges that Lessor and Lessee have entered that certain First Amendment to Lease (the “881 Amendment”) dated the date hereof with respect to Lessee’s lease of space within Lessor’s building located at 881 Martin Avenue in the City and County of Santa Clara, State of California (the “881 Martin Lease”). Pursuant to the 881 Amendment, commencing July 1, 2005, and continuing on the first day of each calendar month thereafter through and including June 1, 2010, Lessor will deduct $10,575 from the 881 Martin Deposit and apply such amount against base rent due for such month under the 881 Martin Lease. Notwithstanding Paragraph 69 of the Lease, each such monthly deduction from the 881 Martin Deposit shall permanently reduce the amount thereof, and Lessee shall have no obligation to restore the 881 Martin Deposit to any prior amount.

9. A new Paragraph 71 is added to the Lease as follows:

71. OPTION TO RENEW—ARBITRATED RENT: Lessee is given the option to extend the term subject to all of the provisions contained in this Lease, except for base monthly rent, for a period of FIVE (5) years (“extended term”) following the expiration of the Original Term (i.e., June 30, 2010), by giving notice of exercise of the option (“option notice”) to Lessor at least four (4) months but no more than six (6) months before the expiration of the initial term. Provided that, if Lessee is in default beyond the applicable notice and cure periods on the date of giving the option notice, the option notice shall be totally ineffective, or if Lessee is in default on the date the extended term is to commence, Lessor may elect that the extended term shall not commence and this Lease shall expire at the end of the initial term. Provided further that, Lessee shall only have the right to exercise this extension option if Lessee also exercises any similar option to extend the term of the 881 Martin Lease and any other lease between Lessor and Lessee regarding space in the Building then occupied by Lessee. The base rent shall be set at the commencement of the option period at fair market (highest and best use) rent. The parties shall have fifteen (15) days after Lessor receives the option notice in which to agree on base monthly rent during the extended term. If the parties agree on the base monthly rent for the extended term during that period, they shall immediately execute an amendment to this Lease stating the base monthly rent for the extended term. If the parties are unable to agree on the base monthly rent for the extended term within that period, then within ten (10) days after the expiration of that period, each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years’ full-time commercial appraisal experience in the area in which the premises are located, to appraise and set the base monthly rent for the extended term. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set the base monthly rent for the extended term. If the two appraisers are appointed by the parties as stated in this paragraph they shall meet promptly and attempt to set the base monthly rent for the extended term. If they are unable to agree within ten (10) days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last day the two appraisers are given to set the base monthly rent. If they are unable to agree on the third appraiser, either of the parties to this Lease, by giving ten (10) days’ notice to the other party can apply to the then President of the county real estate board of Santa Clara County, or the Presiding Judge of the Superior Court of that County, for the selection of a third appraiser who meets the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set the base monthly rent for the extended term. If a majority of the appraisers are unable to set the base monthly rent within the stipulated period of time, the three appraisals shall be added together and their total divided by three (3); the resulting quotient shall be the base monthly rent for the premises during the extended term. In no event shall the base rent at the commencement of the option period be less than the rent for the last month of the initial term. Following the exercise of the option, the rent shall be increased annually on each anniversary of the beginning of the extended term by three percent (3%).

10. Lessor and Lessee each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder in connection with the negotiation of this First Amendment and/or the consummation of the transaction contemplated hereby, and that no broker or other person, firm or entity is entitled to any commission or finder’s fee in connection with said transaction. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, and/or attorneys’ fees reasonably incurred with respect thereto.

11. Except as expressly amended by this First Amendment, the Lease remains in full force and effect. All capitalized terms used, but not defined, in this First Amendment shall have the meanings ascribed to them in the Lease.

IN WITNESS WHEREOF, Lessor and Lessee have executed this First Amendment as of the day and year first above written.

LESSOR:

/s/ James S. Lindsey
JAMES S. LINDSEY

LESSEE:

ALIGN TECHNOLOGY, INC.,
a Delaware corporation

By:	/s/ Roger E. George
Name:	Roger E. George
Title:	Vice President and General Counsel